exhibit 10.12

The Hertz Corporation
999 Vanderbilt Beach Road
Naples, FL 34108
May 18, 2015
Mr. Larry Silber

Dear Larry:
I am very pleased to confirm our offer of employment for the position of Chief Executive Officer of the Hertz Equipment Rental Company (“HERC”). This position will report directly to John Tague, Chief Executive Officer and President of The Hertz Corporation and will be based out of our Naples, FL location. Your start date is to be determined upon acceptance of this offer.
Your base salary, paid on a bi-weekly basis, will be $25,000, which equates to an annualized salary of $650,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements, and agreement to enter into and signing an Employee Confidentiality & Non-Competition Agreement.
You are eligible to participate in the Hertz Incentive Plan for 2015, which provides for a target payment of 100% of your eligible earnings. Your participation for 2015 will be pro-rated based on length of service during the performance period. Actual payout is contingent upon the Company’s financial performance, your performance and your start date. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.
You will be awarded an annual equity grant for 2015 in the amount of $1,000,000 in the same form, terms and composition as annual equity awards granted to other senior executives. This equity award will be 50% in the form of options and 50% in the form of Performance Stock Units (PSUs). The options and PSUs will be subject to the terms and conditions of the applicable award agreements and the Omnibus Incentive Plan.
The options will be valued and granted to you on the first business day of the month following or coincident with your start date (the “Option Grant Date”).
The PSUs will be earned based on the Company’s achievement of Corporate EBITDA goals for 2015, 2016 and 2017, with one-third of the PSUs eligible to be earned for each such year. The total number of PSUs earned will be the sum of the amounts earned with respect to each of 2015, 2016 and 2017. All earned PSUs will generally vest after three years. In lieu of issuing the PSUs at the same time as the options, the Company will issue the PSUs after our Form S-8 registration statement again becomes eligible for use (we currently estimate this to be around December 1, 2015).
The shares covered by the PSUs will still be determined on the basis of the closing sale price of our stock on the Option Grant Date, and the three-year vesting schedule will likewise be measured from Option Grant Date.
In 2016 and beyond your target annual equity grant will be $1,000,000. However, in the year that HERC is spun, in lieu of a regular annual equity grant you will receive a special equity grant in the amount of $2,000,000. This special equity grant will time-vest at the rate of 25% per year over four years, subject to meeting performance criteria set by the Compensation Committee of the Hertz Board of Directors (the “Compensation Committee’’).
Generally, equity grants are subject to approval by the Compensation Committee and are subject to its sole and exclusive discretion for all key executives and key employees. Generally awards are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance-based Restricted Stock Units, and stock options and are subject to the Committee’s sole and exclusive discretion.
In the event that HERC is sold instead of spun on or prior to the second anniversary of your start date, you will receive a special lump sum cash payment at the consummation of such sale in the amount of $2 million in lieu of the above special equity grant. If HERC is sold, instead of being spun, after the second anniversary of your start date, this special lump sum cash payment will be $1 million.
You will be eligible for service vehicle privileges in this role. This privilege provides for the use of a Hertz service vehicle for personal and professional use. The service vehicle use policy will be reviewed with you upon commencement of your employment.
You will be eligible for 20 days of vacation per the terms and conditions of The Hertz Corporation vacation policy.
In lieu of participation in Hertz’s Employee Relocation Policy respecting your relocation to Naples, FL, on your start date the Company will pay you $150,000 to cover your relocation expenses which will be taxed as income to you. Please note that if you voluntarily leave the employment of Hertz prior to the first anniversary following the commencement of your employment (other than due to your disability), you will be required to reimburse the Company for the entire $150,000 and if you voluntarily leave the employment of Hertz between the first and second anniversaries following the commencement of your employment (other than due to your disability), you will be required to reimburse the Company for 50% of this amount ($75,000).
Hertz provides you the opportunity to participate in a comprehensive employee benefits program. On the first day of the month following your sixty days of employment, you are eligible to enroll in the Hertz Custom Benefit Program.

This benefits program offers you numerous coverage options for:

• Medical	• Accidental Death and Dismemberment
• Dental	• Long Term Disability
• Vision	• Dependent Care Flexible Spending Account
• Life Insurance	• Health Care Flexible Spending Account

Additionally, you will be eligible for the Hertz Income Savings Plan (401k) after you complete one-year of employment. Hertz matches your contributions (both before-tax and Roth after-tax contributions) dollar for dollar on the first 3% of your Eligible Compensation you contribute and 50 cents on the dollar for the next 2% of your Eligible Compensation you contribute. You are always 100% vested in the Company matching contributions and your contributions you make to the Plan and any related investment earnings. Also, the Company will pay your reasonable professional fees incurred for advice and representation to negotiate and prepare these arrangements in an amount not to exceed $20,000.
It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned an Employee Confidentiality & Non-Solicitation Agreement.
It is also a fundamental term and condition of your employment that:
(i)You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.

(ii)You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii)You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv)During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

(v)During your employment with the Company you may only serve on one outside Board without the written consent of the Company.

(vi)You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.

(vii)You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

(viii)You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(ix)You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida Court or in a federal Court located in Florida, and that the terms of this agreement may be enforced by the Company or its successors or assigns and your heirs and legal representatives.

The forgoing terms and conditions and representation and warranty will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the forgoing terms and conditions or should the forgoing representation and warranty be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and save harmless to the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the forgoing terms or conditions or any inaccuracy or misrepresentation of the forgoing representation and warranty.
At all times during your employment and thereafter in which you may be subject to liability for your acts and omissions occurring during your employment, you will be indemnified, held harmless and insured with respect to such acts and omissions to the same extent as the Company indemnifies, holds harmless and insures its other senior officers.
In the event your position with Hertz is eliminated or your employment is terminated for any reason other than for Cause and other than your voluntary resignation, then you will receive a severance payment equal to one times the sum of your annual base salary and target bonus amount, paid in equal installments over the severance period. Payment of any such severance shall be contingent upon the execution of a General Release including non-competition and non-disclosure provisions. For this purpose, ”Cause” means your (i) willful and continued failure to perform substantially your material duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance specifying the manner in which you have not performed .such duties is delivered by the Chief Executive Officer of the Company to you, (ii) engaging in willful and serious misconduct that is injurious to the Company or any of its subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its subsidiaries, (iv) substantial abusive use of alcohol, drugs or similar substances that in the sole judgment of the Company, impairs your job performance, (v) material violation of any material Company policy that results in material harm to the Company or any of its subsidiaries or (vi) indictment for or conviction of a felony or of any crime (whether or not a felony) involving moral turpitude. In addition, on your start date the Company and you will enter into the Company’s standard form of Change in Control Agreement for Senior Executives (“CiC Agreement”), which in your case will provide for a severance factor of 1.0 times the sum of your “Base Salary” and “Bonus” (as defined under the form CiC Agreement). The CiC Agreement will apply to any change in control of the Company that may occur prior to a spin-off of HERC. In the event that there is neither a spin-off nor a sale of HERC consummated on or before the third anniversary of your start date, at any time during the 60 days following such third anniversary, you may voluntarily resign your employment and such resignation will be treated as a Company termination without Cause.
In addition, if your employment is involuntarily terminated for any reason other than Cause, a portion of each outstanding equity grant will vest proportional to the number of completed months of service since each grant was made divided by the total number of months in the vesting period or each grant (unless more favorable vesting terms apply under your CiC Agreement relating to a change in control of the Company). If HERC is sold before being spun and your employment with the Company is involuntarily terminated for any reason other than Cause in connection with, on or within 24 months after the sale, each outstanding equity grant will vest fully.
Per Hertz’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Hertz is at will, and either you or the Company may terminate employment at any time, with or without cause, subject to the terms above. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.
It is the intent of the Company and you that the payments and benefits under this employment letter shall comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and accordingly, to the maximum extent permitted, shall be interpreted to be in compliance with or exempt from Section 409A. To the extent that Section 409A applies, a termination of your employment shall not be deemed to have occurred unless such termination is also a “separation from service” under Section 409A. Anything herein to the contrary notwithstanding, if you are deemed on the date of termination to be a “specified employee” under Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” shall not be paid until the earlier of the expiration of the 6-month period following such separation from service and the date of your death, to the extent such postponement is required under Section 409A. Your right to receive any installment payment pursuant to this employment letter agreement shall be treated as, a right to receive a series of separate and distinct payments. All expense reimbursements provided for under this employment letter shall be paid not later than the last day of the first full taxable year of the Company that ends after the date of such payment.
Larry, we are pleased you are considering joining Hertz and look forward to the opportunity to work with you.
Very truly yours,

/s/ Thomas Sabatino

Thomas Sabatino
Senior Executive VP, Chief Administrative Officer and General Counsel

ACCEPTANCE
I, Lawrence H. Silber, have read, understand, and having had the opportunity to obtain independent legal advice hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement.

/s/ Lawrence H. Silber	5-18-15
Date:

Enclosures
cc: M. Harrison